Exhibit 1

PRESS RELEASE

Company Contacts		IR Agency Contact
Nachum Falek, VP Finance & CFO AudioCodes Tel: +972-3-976-4000 nachum@audiocodes.com	Shirley Nakar, Director, Investor Relations AudioCodes Tel: +972-3-976-4072 shirley.nakar@audiocodes.com	Erik Knettel, Grayling Global Tel: +1-646-284-9415 eknettel@hfgcg.com

AudioCodes Reports First Quarter 2008 Results

Quarterly Revenues Rise 19.7% Year-Over-Year to $43.7 million

Lod, Israel – April 29, 2008 – AudioCodes (NasdaqGS: AUDC), a leading provider of Voice over Packet (VoP) technologies and Voice Network products, today announced financial results for the first quarter  ended March 31, 2008.

Revenues for the first quarter ended March 31, 2008 were a record $43.7 million compared to $42.8 million for the quarter ended December 31, 2007 and $36.5 million for the quarter ended March 31, 2007.  First quarter revenues grew 2.1% compared to the quarter ended December 31, 2007 and increased 19.7% compared to the first quarter of 2007. Net income in accordance with generally accepted accounting principles (GAAP) was $457,000, or $0.01 per diluted share, for the first quarter of 2008 compared to $1.0 million, or $0.02 per diluted share, for the fourth quarter of 2007 and a net loss of $3.4 million, or ($0.08) per diluted share, for the corresponding period last year.

Non-GAAP net income was $3.1 million, or $0.07 per diluted share, in the first quarter of 2008 compared to $3.7 million, or $0.08 per diluted share, in the fourth quarter of 2007 and $506,000, or $0.01 per diluted share, in the first quarter of 2007.  Non-GAAP net income excludes (i) stock-based compensation expenses and (ii) amortization expenses related to the Nuera, Netrake and CTI Squared acquisitions. A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the tables that accompany the condensed consolidated financial statements contained in this release.

Net cash provided by operating activities was $3.8 million in the first quarter of 2008 compared to net cash used in operating activities of $2.0 million in first quarter of 2007.

Q1 2008 Financial Results	Page 1 of 11

Cash and cash equivalents, short-term and long-term marketable securities, short-term and long-term bank deposits and structured notes were $137.6 million as of March 31, 2008 compared to $143.0 million as of December 31, 2007, and $132.6 million as of March 31, 2007.  During the first quarter, AudioCodes made the second and final $5.0 million cash payment in connection with the Company’s acquisition of CTI Squared.

During the first quarter of 2008, AudioCodes announced that the Company’s Board of Directors approved a stock repurchase program authorizing the purchase of up to 4,000,000 ordinary shares of AudioCodes stock, or the equivalent of approximately 10 percent of the Company’s outstanding share capital.  As of April 28, 2008, 1.9 million shares had been repurchased through this program at a total cost of $7.6 million.

 “AudioCodes is pleased to report record quarterly revenues and a fourth consecutive quarter of sequential top line growth,” stated Shabtai Adlersberg, Chairman of the Board, President and CEO of AudioCodes. “In the first quarter of 2008, we enjoyed continued momentum in our networking business and stability in our technology business. Leading the growth were sales of low and mid-density Media Gateways which increased 5% over the previous quarter. Additionally, we enjoyed new customer project wins, increased collaboration with our OEM and application software partners, and progressed in developing joint sales activities with large enterprise system integrators. With progress made this quarter in new product initiatives planned for the second half of 2008 and early 2009, we believe we have set a solid foundation for further growth in 2008 and beyond,” concluded Mr. Adlersberg.

In the process of finalizing AudioCodes’ financial statements for the year ended December 31, 2007, the Company adjusted the deferred tax liability. The adjustment was a non-cash item that impacted AudioCodes’ GAAP results of operations for the year ended December 31, 2007. This adjustment does not affect the Company’s Non-GAAP results as previously reported. As a result of the adjustment, for the year ended December 31, 2007, AudioCodes recorded additional income tax expense in the amount of $2.0 million in the Company’s statements of operations.  As the result, AudioCodes’ GAAP net loss for 2007 is $3.9 million, or ($0.09) per share, compared to the net loss for 2007 of $1.8 million, or ($0.04) per share, previously reported in the Company’s press release dated February 4, 2008. GAAP financial figures that contain this adjustment for the year ended December 31, 2007, as well as for each quarter in 2007, appear in a table that accompanies the condensed consolidated financial statements contained in this release. The audited financial statements that will be included in the Company’s Annual Report on Form 20-F to be filed with the Securities and Exchange Commission will reflect this adjustment.

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Conference Call & Webcast Information

AudioCodes will conduct a conference call at 9:00 A.M., Eastern Daylight Time on Wednesday, April 30, 2008 to discuss the first quarter financial results. The conference call will be simultaneously Webcast. Investors are invited to listen to the call live via Webcast at the AudioCodes corporate website at www.audiocodes.com.

About AudioCodes
AudioCodes Ltd. (NasdaqGS: AUDC) provides innovative, reliable and cost-effective Voice over IP (VoIP) technology, Voice Network Products, and Value Added Applications to Service Providers, Enterprises, OEMs, Network Equipment Providers and System Integrators worldwide. AudioCodes provides a diverse range of flexible, comprehensive media gateway, and media processing enabling technologies based on VoIPerfect(tm) -- AudioCodes' underlying, best-of-breed, core media architecture. The company is a market leader in VoIP equipment, focused on VoIP Media Gateway, Media Server, Session Border Controllers (SBC), Security Gateways and Value Added Application network products. AudioCodes has deployed tens of millions of media gateway and media server channels globally over the past ten years and is a key player in the emerging best-of-breed, IMS based, VoIP market. The Company is a VoIP technology leader focused on quality and interoperability, with a proven track record in product and network interoperability with industry leaders in the Service Provider and Enterprise space. AudioCodes Voice Network Products feature media gateway and media server platforms for packet-based applications in the converged, wireline, wireless, broadband access, cable, enhanced voice services, video, and Enterprise IP Telephony markets. AudioCodes' headquarters and R&D are located in Israel with an additional R&D facility in the U.S. Other AudioCodes' offices are located in Europe, India, the Far East, and Latin America. For more information on AudioCodes, visit http://www.audiocodes.com.

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are ``forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and continuing products' demand; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development/upgrades and the ability to manage changes in market conditions as needed; possible disruptions from acquisitions and other factors detailed in AudioCodes' filings with the Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

Q1 2008 Financial Results	Page 3 of 11

(c) 2008 AudioCodes Ltd. All rights reserved, AudioCodes, AC, Ardito, AudioCoded, NetCoder, TrunkPack, VoicePacketizer, MediaPack, Stretto, Mediant, VoIPerfect and IPmedia, OSN, Open Solutions Network, What's Inside Matters, Your Gateway To VoIP, 3GX and Nuera, Netrake, InTouch, CTI(2) and CTI Squared are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners.

Summary financial data follows

Q1 2008 Financial Results	Page 4 of 11

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$88,433	$75,063
Short-term bank deposits and structured notes	10,029	18,065
Short-term marketable securities and accrued interest	6,049	17,244
Trade receivables, net	24,213	25,604
Other receivables and prepaid expenses	7,320	6,592
Inventories	20,910	18,736

Total current assets	156,954	161,304

LONG-TERM INVESTMENTS:
Long-term bank deposits and structured notes	33,064	32,670
Investments in companies	1,648	1,343
Deferred tax assets	2,058	2,058
Severance pay funds	10,684	9,799

Total long-term investments	47,454	45,870

PROPERTY AND EQUIPMENT, NET	7,098	7,094

INTANGIBLE ASSETS, DEFERRED CHARGES AND OTHER, NET	17,998	19,007

GOODWILL	111,212	111,212

Total assets	$340,716	$344,487

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$9,533	$8,849
Other payables and accrued expenses	23,956	28,780

Total current liabilities	33,489	37,629

ACCRUED SEVERANCE PAY	12,202	11,168

SENIOR CONVERTIBLE NOTES	121,244	121,198

Total shareholders' equity	173,781	174,492

Total liabilities and shareholders' equity	$340,716	$344,487

Q1 2008 Financial Results	Page 5 of 11

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share data

	Three months ended
	March 31,
	2008	2007
	(Unaudited)

Revenues	$43,739	$36,543

Cost of revenues	19,124	15,975

Gross profit	24,615	20,568

Operating expenses:
Research and development, net	10,236	10,036
Selling and marketing	11,560	10,840
General and administrative	2,500	2,555

Total operating expenses	24,296	23,431

Operating income (loss)	319	(2,863)
Financial income, net	558	504
Equity in losses of affiliated companies	280	329

Income (loss) before taxes on income	597	(2,688)
Income Taxes	140	761

Net income (loss)	$457	$(3,449)

Basic net earnings (loss) per share	$0.01	$(0.08)

Diluted net earnings (loss) per share	$0.01	$(0.08)

Weighted average number of shares used in computing basic net earnings per share (in thousands)	43,010	42,313

Weighted average number of shares used in computing diluted net earnings per share (in thousands)	43,511	42,313

Q1 2008 Financial Results	Page 6 of 11

AUDIOCODES LTD. AND ITS SUBSIDIARIES
NON-GAAP PROFORMA STATEMENTS OF OPERATIONS

In thousands, except share and per share data

	Three months ended
	March 31,
	2008	2007
	(Unaudited)

Revenues	$43,739	$36,543

Cost of revenues *) **)	18,449	15,146

Gross profit	25,290	21,397

Operating expenses:
Research and development, net *)	9,519	9,201
Selling and marketing *) **)	10,572	9,599
General and administrative *)	2,257	2,210

Total operating expenses	22,348	21,010

Operating income	2,942	387
Financial income, net	558	504
Equity in losses of affiliated companies	280	329

Income before taxes on income	3,220	562
Income Taxes	140	56

Non-GAAP net income	$3,080	$506

Non-GAAP diluted net earnings per share	$0.07	$0.01

Weighted average number of shares used in computing non-GAAP diluted net earnings per share (in thousands)	43,511	43,847

*) Excluding stock-based compensation expenses related to options granted to employees and others as a result of the adoption of SFAR 123R as of January 1, 2006

**) Excluding amortization of intangible assets related to the acquisitions of Nuera and Netrake during the third quarter of 2006 and to the acquisition of CTI Squared during the second quarter of 2007.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information as well.

Q1 2008 Financial Results	Page 7 of 11

AUDIOCODES LTD. AND ITS SUBSIDIARIES
RECONCILIATION BETWEEN GAAP NET INCOME AND NON-GAAP NET INCOME

In thousands, except per share data

	Three months ended
	March 31,
	2008	2007
	(Unaudited)

GAAP Net income (loss)	$457	$(3,449)
GAAP Diluted net earnings (loss) per share	$0.01	$(0.08)

Cost of revenues:
Stock-based compensation *)	140	170
Amortization expenses **)	535	658
	675	828
Research and development, net:
Stock-based compensation *)	717	835

Selling and marketing:
Stock-based compensation *)	727	980
Amortization expenses **)	261	261
	988	1,241
General and administrative:
Stock-based compensation *)	243	345

Income tax effect **)	-	706

Non- GAAP Net income	$3,080	$506
Non-GAAP Diluted net earnings per share	$0.07	$0.01

*) Stock-based compensation expenses related to options granted to employees and others as a result of the adoption of SFAR 123R as of January 1, 2006.

**) Amortization of intangible assets related to the acquisitions of Nuera and Netrake during the third quarter of 2006 and to the acquisition of CTI Squared during the second quarter of 2007.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information

Q1 2008 Financial Results	Page 8 of 11

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Three months ended March 31,
	2008	2007
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$457	$(3,449)
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,916	2,074
Amortization of marketable securities premiums and accretion of discounts, net	(9)	36
Equity in losses of affiliated companies	280	329
Increase in accrued severance pay, net	149	248
Stock-based compensation expenses	1,827	2,330
Amortization of senior convertible notes discount and deferred charges	51	50
Increase in accrued interest on marketable securities, bank deposits and structured notes	(262)	(113)
Increase in deferred tax assets	-	(137)
Decrease in trade receivables, net	1,391	3,146
Increase in other receivables and prepaid expenses	(648)	(905)
Increase in inventories	(2,174)	(1,938)
Increase in trade payables	684	1,443
Increase (Decrease) in other payables and accrued expenses	176	(5,859)
Increase in deferred tax liabilities	-	706

Net cash provided by (used in) operating activities	3,838	(2,039)

Cash flows from investing activities:
Investment in short-term bank deposits	-	18,000
Proceeds from sale and maturity of marketable securities	11,000	8,800
Proceeds from bank deposits	8,036	7,000
Additional payment for the acquisition of CTI Squared Ltd	(5,000)	-
Investments in companies	(585)	(700)
Purchase of property and equipment	(916)	(878)

Net cash provided by investing activities	12,535	32,222

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AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Cont.)

U.S. dollars in thousands

	Three months ended March 31,
	2008	2007
	(Unaudited)
Cash flows from financing activities:
Repurchase of shares	(4,222)	-
Proceeds from issuance of shares upon exercise of options and employee stock purchase plan	1,219	2,475

Net cash provided by (used in) financing activities	(3,003)	2,475

Increase in cash and cash equivalents	13,370	32,658
Cash and cash equivalents at the beginning of the period	75,063	25,171

Cash and cash equivalents at the end of the period	$88,433	$57,829

Q1 2008 Financial Results	Page 10 of 11

AUDIOCODES LTD. AND ITS SUBSIDIARIES
ADJUSTED GAAP FINANCIAL FIGURES

In thousands, except per share data

	Three months ended				Year ended
	March 31, 2007	June 30, 2007	September 30. 2007	December 31, 2007	December 31, 2007
	(unaudited)

Income taxes	$761	$77	$204	$223	$1,265

Net income (loss)	$(3,449)	$(1,403)	$(74)	$1,041	$(3,885)

Diluted net earnings (loss) per share	$(0.08)	$(0.03)	$(0.00)	$0.02	$(0.09)

Q1 2008 Financial Results	Page 11 of 11